                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:

               TRANSAMERICA INVESTORS, INC.

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

               1150 South Olive
               Los Angeles, CA  90015

C.   Telephone Number (including area code):

               (213) 742-2111

D.   Name and address of agent for service of process:

               Reid A. Evers, Esq.
               Second Vice President and Assistant General   Counsel
               Transamerica Occidental Life Insurance Company
               1150 South Olive
               Los Angeles, CA  90015

                                    Copy to:

               Frederick R. Bellamy, Esq.
               Sutherland, Asbill & Brennan
               1275 Pennsylvania Avenue, N.W.
               Washington, DC  20004-2404
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E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes [X]        No [_]


          Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Los Angeles, State of California, this ___th day of March, 1995.


(SEAL)              Transamerica Investors, Inc.
                    -----------------------------------
                            (Name of Registrant)





ATTEST:



/s/ REID A. EVERS                           By:  /s/ NOORUDDIN VEERJEE
------------------------------                   --------------------------
Reid A. Evers                                    Nooruddin Veerjee
Secretary                                        President and
                                                 Chief Executive Officer



Date: